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                                                                Exhibit 23(h)(5)


                          COMPLIANCE SERVICES AGREEMENT


         AGREEMENT effective as of the 14th day of September, 2004, between THE HIRTLE CALLAGHAN TRUST (the "Trust"), a Delaware business trust having its principal place of business at Five Tower Bridge 300 Barr Harbor Dr. Suite 500, West Conshohocken, Pennsylvania 19428, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, the Trust is a registered investment company, and is subject to the requirements of Rule 38a-1 under the 1940 Act, which requires each registered investment company to adopt policies and procedures that are reasonably designed to prevent it from violating the federal securities laws;

         WHEREAS, BISYS or an affiliate of BISYS performs certain fund accounting, transfer agency, and administration services for the Trust under separate agreements between BISYS or such affiliate and the Trust;

         WHEREAS, BISYS offers compliance services through its ComplianceEDGE program, which may be tailored to create a compliance program for the Trust;

         WHEREAS, the Trust desires that BISYS provide its ComplianceEDGE program services in connection with the institution of a more comprehensive compliance program for the Trust;

         WHEREAS, BISYS is willing to perform the services enumerated in this Agreement on the terms and conditions set forth in this Agreement; and

         WHEREAS, BISYS and the Trust wish to enter into this Agreement in order to set forth the terms under which BISYS will perform the services enumerated herein on behalf of the Trust.

         NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and BISYS hereby agree as follows:

         1.   Compliance Services

         (a) The parties mutually agree to coordinate and cooperate in connection with the creation and implementation of written compliance polices and procedures which, in the aggregate, shall be deemed by the Board of Trustees of the Trust (the "Board") to be reasonably designed to prevent violation of the Federal Securities Laws (the "Applicable Securities Laws"), as required under Rule 38a-1 under the 1940 Act.

         (b) The Trust agrees to provide BISYS with copies of its current compliance policies and procedures and furnish (and cause its investment advisers and other service providers to furnish) all such additional information as may reasonably relate to the design and implementation of the "Fund Compliance Program" (as defined below). Such additional


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information shall include compliance and related information pertaining to the investment adviser and any other service providers to the Trust other than BISYS. BISYS shall review and evaluate all such existing information and, working with the Chief Compliance Officer (as defined below), coordinate the creation of a written document or documents designed to embody the overall fund compliance program and the oversight of the compliance programs of the service providers to the Trust (including, for this purpose, BISYS and any of its affiliated entities that provide services to the Trust) (collectively, "Service Providers") as required of the Trust under Rule 38a-1. Drafts of such written document(s) shall be prepared by BISYS in consultation with the Trust and its counsel, with a view to preparation of a final document to be submitted to the Board for its approval in the manner contemplated by Rule 38a-1, which final document shall, upon approval by the Board, become effective as the fund compliance program required under Rule 38a-1 (as amended from time to time in the manner contemplated by Rule 38a-1, the "Fund Compliance Program").

         (c) BISYS will provide the following services in relation to the Fund Compliance Program during the term of this Agreement: (i) make an individual available to serve as the Trust's "Chief Compliance Officer" (as defined hereinbelow) to administer the Fund Compliance Program, to the extent provided in Section 3(a) below; (ii) assist the Trust in developing, implementing and maintaining the written policies and procedures comprising the Fund Compliance Program, as contemplated above and as may be necessary in connection with amendments from time to time; (iii) assist the Trust in the preparation and evaluation of the results of annual reviews of the compliance policies and procedures of Service Providers; (iv) provide support services to the Chief Compliance Officer of the Trust, including support for conducting an annual review of the Fund Compliance Program; (v) assist in developing standards for reports to the Board by BISYS and other Service Providers; (vi) assist in developing standards for reports to the Board by the Chief Compliance Officer; and (vi) assist in preparing or providing documentation for the Board to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of Service Providers.

         2.   Provision of the Chief Compliance Officer

         (a) In connection with the compliance services to be rendered by BISYS pursuant to Section 1 above and subject to subparagraphs (e) and (h) of this
Section 2, BISYS agrees to make available to the Trust a person to serve, upon approval by the Board, as the Trust's chief compliance officer responsible for administering the Fund Compliance Program as provided in paragraph (a)(4) of Rule 38a-1 (the "Chief Compliance Officer"). BISYS's obligation in this regard shall be met by providing an appropriately qualified employee or agent of BISYS (or its affiliates) who, in the exercise of his or her duties to the Trust, shall be charged with the obligation to act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust.

         (b) In connection with BISYS's commitment to make an appropriately qualified person available to serve as Chief Compliance Officer, BISYS shall pay a level of total compensation to such person as is consistent with BISYS's compensation of employees having similar duties, similar seniority, and working at the same or similar geographical location. BISYS shall not be obligated to pay any compensation to a Chief Compliance


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Officer which exceeds that set forth in the previous sentence. BISYS agrees to provide the Board with information pertaining to the compensation of the Chief Compliance Officer and acknowledges that the Chief Compliance Officer's compensation must be acceptable to and approved by the Board, including a majority of the independent members of the Board. BISYS acknowledges that the Trust is subject to the requirements of Rule 38a-1(c).

         (c) The Trust will provide copies of the Fund Compliance Program, related policies and procedures, and all other books and records of the Trust as the Chief Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. The Trust shall cooperate with the Chief Compliance Officer and ensure the cooperation of the investment adviser, the custodian and any other Service Providers to the Trust, as well as Trust counsel, independent Trustee counsel and the Trust's independent accountants (collectively, the "Other Providers"), and assist the Chief Compliance Officer and BISYS in preparing, implementing and carrying out the duties of the Chief Compliance Officer under the Fund Compliance Program and Rule 38a-1. In addition, the Trust shall provide the Chief Compliance Officer with appropriate access to the executive officers and trustees of the Trust, and to representatives of and to any records, files and other documentation prepared by, Service Providers and Other Providers, which are or may be related to the Fund Compliance Program.

         (d) Each party agrees to provide promptly to the other party (and to the Chief Compliance Officer), upon request, copies of other records and documentation relating to the compliance by such party with Applicable Securities Laws (in relation to the Trust), and each party also agrees otherwise to assist the other party (and the Chief Compliance Officer) in complying with the requirements of the Fund Compliance Program and Applicable Securities Laws.

         (e) BISYS agrees to provide the services set forth in Section 1 pertaining to the Fund Compliance Program, whether or not the person serving as Chief Compliance Officer is an employee or agent of BISYS. In the event that the employment relationship or independent contractor agency relationship between BISYS and a person made available by BISYS serving as Chief Compliance Officer terminates for any reason, BISYS shall have no further responsibility to make that particular person available, and shall have no responsibility concerning such person's services after the date the Trust is notified of such termination. In such event, upon the request of the Trust, BISYS will employ reasonable good faith efforts to make another person available to serve as the Chief Compliance Officer.

         (f) It is mutually agreed and acknowledged by the parties that the Chief Compliance Officer will be an executive officer of the Trust. The provisions of this Section 2 are subject to the internal policies of BISYS concerning the activities of its employees and their service as officers of funds (the "BISYS Policies"), a copy of which shall be provided to the Trust upon request. It is further agreed and acknowledged that the Chief Compliance Officer shall be entitled to indemnification from the Trust with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust and except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, and the Trust represents


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that such indemnification is permissible under its governing documents and that it will inform BISYS of any action or likely action by the Trust, the Board or the shareholders that would limit such indemnification.

         (g) The Trust shall provide coverage to the Chief Compliance Officer under its directors and officers liability policy that is appropriate to the Chief Compliance Officer's role and title, and consistent with coverage for officers holding similar positions of executive management.

         (h) Among other circumstances, the Chief Compliance Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the BISYS Policies, (b) an ongoing pattern of conduct involving the continuous or repeated violation of Applicable Securities Laws, or (c) a material deviation by the Trust from the terms of this Agreement governing the services of such Chief Compliance Officer that is not caused by such Chief Compliance Officer or BISYS. In addition, the Chief Compliance Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust or its Other Providers to make an informed determination regarding any of the matters listed above.

         (i) The Chief Compliance Officer may, and the Trust shall, promptly notify BISYS of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, one or more Trust shareholder(s) or any third party which involves an allegation that the Chief Compliance Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws.

         (j)  BISYS shall:

              (i) Perform risk-based testing and an annual assessment of the compliance procedures of each BISYS service group (i.e., transfer agency, fund accounting) that provides services to the Trust;

              (ii) Provide information reasonably requested by the Board in connection with the Board's determination regarding the adequacy and effectiveness of the compliance procedures described in (i) above;

              (iii) Provide reports to the Chief Compliance Officer regarding the risk-based testing and annual assessment described in (i) above; and

              (iv) Inform the Board and/or the Chief Compliance Officer promptly if BISYS becomes aware that any actions or failure to act by BISYS in its capacity as a Service Provider to the Trust have had or will have a material adverse effect on the Trust's operations.

         (k) Notwithstanding any provision of this Agreement or any other agreement or instrument that expressly or by implication provides to the contrary, it is expressly agreed and acknowledged that BISYS cannot ensure that the Trust complies with Applicable Securities Laws.


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         3.   Fees and Expenses.

         (a) BISYS shall be entitled to receive from the Trust the amounts set forth on Schedule A hereto, reflecting the amounts charged by BISYS for the performance of services under this Agreement.

         (b) In addition to paying BISYS the fees set forth in Schedule A, the Trust agrees to reimburse BISYS for all of its actual out-of-pocket expenses reasonably incurred in providing services under this Agreement, including but not limited to the following:

              (i) All out of pocket costs incurred in connection with BISYS's provision of any Chief Compliance Officer to the Trust in connection with compliance services, including travel costs for attending Board meetings, conducting due diligence of Service Providers, and attending training conferences and seminars (plus the costs of training);

              (ii) If applicable initially or from time to time hereafter, upon the approval of the Trust, costs to recruit a Chief Compliance Officer; and

              (iii) The costs incurred by BISYS in connection with the Fund Compliance Program, including those incurred by or with respect to Other Providers, in providing reports to the Chief Compliance Officer under the Fund Compliance Program.

         The Chief Compliance Officer will communicate with the Board (or its designee, who shall not be a director, officer, employee or other agent of any Service Provider) regarding planned travel and other activities prior to incurring any material expenses.

         (c) All rights of compensation under this Agreement for services performed and for expense reimbursement shall survive the termination of this Agreement.

         4.   Information to be Furnished by the Trust.

         (a) The Trust has furnished or will furnish (or has caused or will cause the Service Providers to furnish) to BISYS copies of the Fund Compliance Program or the various policies and procedures of the Trust that have been adopted through the effective date hereof which pertain to compliance matters that are required to be covered by the Fund Compliance Program, including the compliance programs of Service Providers other than BISYS, as necessary under Rule 38a-1 for inclusion in the Fund Compliance Program.

         (b) The Trust has furnished or will furnish (or has caused or will cause the Service Providers to furnish) to BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 4(a) hereof, forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that BISYS shall not be required to comply with any amendments to the Fund Compliance Program which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains


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BISYS's approval of such amendments or changes, which approval shall not be withheld unreasonably.

         (c) BISYS may rely on all documents furnished to it by the Trust and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Trust pursuant to Section 4(a), and shall be entitled to indemnification as provided herein with regard to such reliance, except that any such obligation to indemnify BISYS shall not apply with respect to documents created by BISYS or any of its affiliates describing the operations, procedures or policies of BISYS or any of its affiliates in their various capacities as Service Providers to the Trust.

         The Trust represents and warrants that (i) the provision of the Chief Compliance Officer of the Trust by BISYS, as provided in Section 2 of this Agreement, has been approved by the Board, and (ii) the individual nominated by BISYS as the Trust's Chief Compliance Officer has been approved and appointed as an officer of the Trust by the Board.

         5.   Term and Termination.

         The compliance services to be rendered by BISYS under this Agreement (the "Compliance Services") shall commence upon the date of this Agreement and shall continue in effect for eighteen months from the effective date of this Agreement (the "Term") unless earlier terminated pursuant to the terms of this Agreement. During such Term, the Compliance Services may be terminated upon thirty (30) days notice for "cause," as defined below. Following the Term, the Compliance Services may be terminated by either party for "cause," as provided above, or by providing the other party with ninety (90) days written notice of termination.

         For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for forty-five (45) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of a voluntary, or failure to promptly and diligently contest and involuntary, case under Title 11 of the United States Code as from time to time in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Trust's failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) the Trust is attempting in good faith to resolve such dispute with as much expediency as possible under the circumstances, and (ii) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).


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         6.   Limitation of Liability; Indemnification

         (a) BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties; provided, however, that BISYS shall not be liable to the Trust for any action taken or omitted by any employee or agent of BISYS serving as Chief Compliance Officer of the Trust as long as such Chief Compliance Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust and would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. Subject to Section 14(b), the duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

         (b) BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, acts of terrorism, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

         (c) The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, and officers (including, for purposes of (i) only, any employee or agent of BISYS serving during the relevant period as the Trust's Chief Compliance Officer) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses (including reasonable investigation expenses) of every nature and character (collectively, "Losses") arising out of or related to (i) BISYS's actions taken or omissions with respect to the performance of services under this Agreement (other than those described in (ii) below) or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Trust and its Service Providers; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its (or their) own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties, and (ii) the service of any employee or agent of BISYS as the Chief Compliance Officer of the Trust, as long as such Chief Compliance Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust and would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. For the avoidance of


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doubt, any obligation of the Trust hereunder to indemnify the Chief Compliance
Officer acting in his capacity as an officer of the Trust is addressed in
Section 2(f) above, and nothing in this Section 6(c) is intended to change the obligation set forth in Section 2(f).

         (d) BISYS shall indemnify, defend, and hold the Trust, its Trustees, officers, employees, and agents harmless from and against any and all Losses resulting directly and proximately from BISYS's willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder; provided, however, that this Section shall not apply to the actions of any employee or agent of BISYS acting in his or her capacity as the Chief Compliance Officer of the Trust.

         (e) The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened dispute or proceeding with respect to which indemnification hereunder may ultimately be merited, provided that any such advanced expenses shall be reimbursed by the indemnified party if an ultimate determination is made that indemnification is not merited under the circumstances. If in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

         The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         (f) The parties agree and acknowledge that, in certain circumstances, enforceability of any right hereunder to indemnification of the Chief Compliance Officer, and/or related advances under Section 6(e) above, may be subject to the opinion of the Securities and Exchange Commission ("SEC") as to whether such rights violate public policy as expressed in the Securities Act of 1933.

         (g) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR


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THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR
EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         7.   Certain Records

         BISYS shall maintain customary records in connection with its duties as specified in this Agreement, including under Section 1 hereof. Any records required to be maintained and preserved pursuant to the 1940 Act or the rules promulgated thereunder that are prepared or maintained by BISYS on behalf of the Trust shall be prepared and maintained at the expense of BISYS, but shall be the property of the Trust and will be surrendered promptly to the Trust on request, and made available for inspection by the Trust or by the SEC at reasonable times.

         BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS's files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records shall be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         In case of any request or demand for the inspection of such records by another party, BISYS shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records in any case where (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure,
(iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by the Trust. BISYS shall provide the Trust with advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable.

         8.   Legal Advice; Reliance on Prospectus and Instructions

         BISYS may apply to the Company at any time for instructions and may consult with counsel for the Company and with accountants and other experts with respect to any matter arising in connection with BISYS's duties, and BISYS shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. BISYS shall notify the Trust at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS's responsibilities and duties pursuant to this Agreement. After so notifying the Trust, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust unless relating to a matter involving BISYS's willful

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misfeasance, bad faith, negligence or reckless disregard of BISYS's responsibilities and duties.

         As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Trust unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

         Also, BISYS shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust.

         9.   Activities of BISYS

         (a) The services of BISYS rendered to the Trust are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and shareholders of the Trust are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust, and that BISYS may be or become interested in the Trust as a shareholder or otherwise.

         (b) BISYS shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

         10.  Notice

         Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to Five Tower Bridge 300 Barr Harbor Dr. Suite 500, West Conshohocken, Pennsylvania, 19428, Attn: Robert J. Zion, Treasurer; and if to BISYS, at 3435 Stelzer Road, Columbus, Ohio 43219; Attn:
President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         11. Governing Law and Matters Relating to the Trust as a Delaware Statutory Trust

         This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act of 1940, as amended, the latter shall control. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of

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them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

         12.  Representations and Warranties

         Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         BISYS further represents and warrants that the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the records and other data of the Trust and BISYS's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder.

         EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

         13.  Privacy

         Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its duties shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Trust or as required or permitted by law. BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

         14.  Miscellaneous.

         (a) This Agreement shall not be assignable by either party without the written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, but shall not otherwise relieve BISYS or its affiliates of any obligations it has under other agreements between the Trust and BISYS or such affiliates.

         (c) No amendment or modification to this Agreement shall be valid unless made in writing and executed by both parties hereto.

         (d) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (e) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        THE HIRTLE CALLAGHAN TRUST


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        BISYS FUND SERVICES OHIO, INC.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                   SCHEDULE A


                        TO COMPLIANCE SERVICES AGREEMENT

                    DATED EFFECTIVE AS OF SEPTEMBER 14, 2004

COMPLIANCE SERVICES FEES

Compliance Services provided under this Agreement:

Implementation Fee (one-time):      $100,000*

Annual Fee:                         $150,000 per year

* One half of the implementation fee is due upon the execution of this Agreement. The balance shall be paid upon the initial approval by the Board of the Fund Compliance Program prepared by BISYS, as contemplated in Section 1(b) above.

All annual fees set forth above shall be payable in equally monthly installments.

All recurring fees set forth above shall be subject to adjustment annually commencing on the one-year anniversary of the date of this Agreement by the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.


OUT OF POCKET EXPENSES

Out of pocket expenses are not included in the above fees and shall also be paid to BISYS in accordance with the provisions of this Agreement.


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